                                                                   EXHIBIT 2(b)



                          AGREEMENT AND PLAN OF MERGER



                            QUAKER STATE CORPORATION

                          THE SPECIALTY OIL COMPANIES



                           DATED AS OF AUGUST 3, 1994

ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   SECTION 1.1   The Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   SECTION 1.2   Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.3   Effect of the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.4   Certificate of Incorporation; By-Laws  . . . . . . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.5   Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.6   Closing Date, Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . .    3
   SECTION 2.1   Conversion of Securities; Exchange of Certificates . . . . . . . . . . . . . . . . . .    3
   SECTION 2.2   Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   SECTION 2.3   Additional Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . .    5

ARTICLE 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
  REPRESENTATIONS AND WARRANTIES OF THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   SECTION 3.1   Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   SECTION 3.2   Articles of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . . . . . .     6
   SECTION 3.3   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
   SECTION 3.4   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
   SECTION 3.5   No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . .     7
   SECTION 3.6   Permits; Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   SECTION 3.7   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   SECTION 3.8   Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . .     9
   SECTION 3.9   Absence of Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
   SECTION 3.10  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   SECTION 3.11  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   SECTION 3.12  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   SECTION 3.13  Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
   SECTION 3.14  Employee Benefit Plans; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   12
   SECTION 3.15  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   SECTION 3.16  Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   SECTION 3.17  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   SECTION 3.18  Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   SECTION 3.19  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   SECTION 3.20  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   SECTION 3.21  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   SECTION 3.22  Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   SECTION 3.23  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

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
   SECTION 4.1   Ownership of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
   SECTION 4.2   Valid Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   SECTION 4.3   Shareholders Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
   SECTION 4.4   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB . . . . . . . . . . . . . . . . . . . . . . . . .   19
   SECTION 5.1   Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   19
   SECTION 5.2   Certificate of Incorporation and By-Laws  . . . . . . . . . . . . . . . . . . . . . . .  .   19
   SECTION 5.3   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   20
   SECTION 5.4   Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   20
   SECTION 5.5   No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . .  .   21
   SECTION 5.6   Reports; Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   21
   SECTION 5.7   Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . .  .   22
   SECTION 5.8   Absence of Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   22
   SECTION 5.9   Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   22
   SECTION 5.10  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   SECTION 5.11  Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   SECTION 5.12  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE 6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   SECTION 6.1   Affirmative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   SECTION 6.2   Negative Covenants of the Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 6.3   Negative Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   SECTION 6.4   Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   SECTION 6.5   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  27
  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  27
   SECTION 7.1   Appropriate Action; Consents; Filings   . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   SECTION 7.2   Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   SECTION 7.3   Indemnification of Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . .  29
   SECTION 7.4   Obligations of Parent in Respect of Parent Sub  . . . . . . . . . . . . . . . . . . . . . .  30
   SECTION 7.5   Companies Employees Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   SECTION 7.6   Indemnity Against Shareholder Liability for Companies' Debt . . . . . . . . . . . . . . . .  31
   SECTION 7.7   Purchase of Scrip Dividend Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  31
   SECTION 7.8   Reporting of Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .  .  31
   Section 7.9   Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   Section 7.10  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  31

   SECTION 7.11   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 8   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   SECTION 8.1   Conditions to Obligations of Each Party Under this Agreement  . . . . . . . . . . . . . .  34
   SECTION 8.2   Additional Conditions to Obligations of Parent  . . . . . . . . . . . . . . . . . . . . .  35
   SECTION 8.3   Additional Conditions to Obligations of the Companies . . . . . . . . . . . . . . . . . .  36

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   SECTION 9.1   Termination    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   SECTION 9.2   Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   38
   SECTION 9.3   Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   38
   SECTION 9.4   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .   39

ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
   SECTION 10.1   Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 10.2   Indemnification by the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 10.3   Indemnification Based on Disclosure Obligations  . . . . . . . . . . . . . . . . . . . .  39
   SECTION 10.4   Claims Against Indemnified Parties   . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
   SECTION 10.5   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 10.6   Fraud; Willful Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   SECTION 11.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   SECTION 11.2  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   SECTION 11.3  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   SECTION 11.4  Additional Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   SECTION 11.5  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   SECTION 11.6  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   SECTION 11.7  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   SECTION 11.8  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   SECTION 11.9  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   SECTION 11.10  Failure or Indulgence Not Waiver; Remedies Cumulative   . . . . . . . . . . . . . . . . . 47
   SECTION 11.11  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   SECTION 11.12  Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
   SECTION 11.13  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

  AGREEMENT AND PLAN OF MERGER, dated as of August 3, 1994 (this "Agreement"), among QUAKER STATE CORPORATION, a Delaware corporation ("Parent"), SO ACQUISITION CORP., a Delaware corporation ("Parent Sub") and a wholly owned subsidiary of Parent, and SPECIALTY OIL COMPANY, INC.-I, a Louisiana corporation ("Specialty I"), SPECIALTY OIL COMPANY, INC.-II, an Arkansas corporation ("Specialty II"), SPECIALTY OIL COMPANY, INC.-III, a Louisiana corporation ("Specialty III"), and SPECIALTY OIL COMPANY, INC.-IV, a Louisiana corporation ("Specialty IV"), and the shareholders of those companies listed on Exhibit A hereto (collectively, the "Shareholders"). Specialty I, Specialty II, Specialty III and Specialty IV are sometimes referred to herein individually as a "Company" and collectively as the "Companies".

  WHEREAS, the Board of Directors of each Company has determined that the merger of such Company with Parent Sub (each, a "Merger") is consistent with and in furtherance of the long-term business strategy of such Company and is fair to, and in the best interests of, such Company and the holders of such Company's common stock, and has approved and adopted this Agreement and the transactions contemplated hereby; and

  WHEREAS, the Board of Directors of Parent has determined that the Mergers are consistent with and in furtherance of the long-term business strategy of Parent and are fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby; and

  WHEREAS, each of the Shareholders has reviewed this Agreement and all other information deemed necessary or appropriate by such Shareholder to be reviewed in connection with the Mergers and has determined to execute this Agreement and to vote to adopt and approve this Agreement and to consummate the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

  SECTION 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Effective Time (as defined in Section 1.2), each Company shall be merged with and into Parent Sub. As a result of the Mergers, the separate corporate existence of each Company shall cease and Parent Sub shall continue as the surviving corporation of the Mergers (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Parent Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below. The name of the Surviving Corporation shall be SO Acquisition Corp. or such other name as Parent shall determine.

  SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8, the parties hereto shall cause the Mergers to be consummated by filing certificates or articles of merger (the "Certificates of Merger") with the Secretaries of State of the States of Delaware, Louisiana and Arkansas in such forms as required by, and executed in accordance with the relevant provisions of, the applicable state's law (the date and time of the last of such filings being the "Effective Time").

  SECTION 1.3 Effect of the Mergers. At the Effective Time, the Mergers shall have the effects set forth in the applicable provisions of the applicable states' corporate law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise specifically set forth herein, all the property, rights, privileges, powers and franchises of Parent Sub and the Companies shall vest in the Surviving Corporation, and all debts, liabilities and duties of Parent Sub and the Companies shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4 Certificate of Incorporation; By-Laws. At the Effective Time, the Certificate of Incorporation and the By-Laws of Parent Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

  SECTION 1.5 Directors and Officers. Immediately after consummation of the Mergers, Parent shall take all necessary action so that Herbert M. Baum, Conrad
A. Conrad, L. David Myatt, William Grube and Dennis M. Myatt, Jr. shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Specialty II immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their resignation, death or disqualification or until their respective successors are duly elected or appointed and qualified.

  SECTION 1.6 Closing Date, Time and Place. The date on which the Mergers shall be consummated is hereinafter referred to as the "Closing Date". The closing of the Mergers shall take place commencing at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Kirkpatrick & Lockhart, 1500 Oliver Building, Pittsburgh, Pennsylvania.

                                   ARTICLE 2

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 2.1 Conversion of Securities; Exchange of Certificates. (a) By virtue of the Mergers and without any action on the part of Parent, Parent Sub, the Companies or the Shareholders:

  (i) At the Effective Time, each share of (A) common stock, $100.00 per share par value ("Specialty I Common Stock"), of Specialty I, (B) common stock, $1.00 per share par value ("Specialty II Common Stock"), of Specialty II, (C) common stock, no par value ("Specialty III Common Stock"), of Specialty III, and (D) common stock, no par value ("Specialty IV Common Stock"), of Specialty IV, in each case, issued and outstanding immediately prior to the Effective Time (collectively, the "Shares"), other than any Shares to be canceled pursuant to
Section 2.1(b) hereof, shall be converted, subject to the provisions of this
Section 2.1, into the right to receive such amount of cash (the "Cash Consideration"), as set forth on Schedule 2.1 hereto.

  (ii) At the Effective Time, each share of Specialty I Common Stock, Specialty II Common Stock, Specialty III Common Stock, and Specialty IV Common Stock (collectively referred to herein as "Companies Common Stock" or, individually, as the "Company's Common Stock"), held in the treasury of such Company immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

  (iii) At the Effective Time, the shares of common stock, par value $.01 per share ("Parent Sub Common Stock"), of Parent Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and as a result of the Mergers and without any action on the part of the holder thereof shall be converted into and thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

  (b) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented Shares shall be entitled, upon surrender thereof to Parent in the manner set forth in Section 2.1(c) hereof, to receive in exchange therefor, in accordance with Section 2.1(a)(i) hereof and Schedule 2.1 hereto, certified funds equal to the aggregate Cash Consideration into which the Shares so surrendered shall have been converted as provided in Section 2.1(a)(i) hereof and Schedule 2.1 hereto. Until so surrendered, each such certificate that, prior to the Effective Time, represented Shares shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and distributions declared on Companies Common Stock prior to the Effective Time, to evidence solely the right to receive the aggregate Cash Consideration, without interest thereon, into which such Shares shall have been converted pursuant to this Section 2.1 and Schedule 2.1 hereto.

  (c) At the Effective Time, Parent will deliver or cause to be delivered to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of such Certificate to Parent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for cash. Upon surrender of a Certificate to Parent together with such a letter of transmittal, duly executed and completed in accordance with the terms thereof, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate Cash Consideration which such holder has the right to receive pursuant to
Section 2.1(a)(i) hereof and Schedule 2.1 hereto and the Certificate so surrendered shall forthwith be canceled.

  (d) None of Parent, Surviving Corporation, the Companies or their transfer agents shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to applicable escheat or similar laws.

  (e) All cash paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Companies Common Stock.

  SECTION 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Companies shall be closed and there shall be no further registration of transfers of shares of Companies Common Stock on the records of the Companies.

  SECTION 2.3 Additional Compensation. (a) If the Effective Time has not occurred within 45 days after the date of the execution of this Agreement, the Companies may declare dividends or make distributions to the Shareholders out of the earnings of each Company accruing after the 45th day until the Effective Time; provided, that the delay in excess of 45 days is not caused by any act or failure to take any action of any Company or the Shareholders or those acting on their behalf, or by any act or failure to act by one or more governmental agencies (including the U.S. Department of Justice and the Federal Trade Commission), but provided further, that the Companies shall be entitled to declare dividends or make distributions to the Shareholders out of earnings of each Company accruing after the 60th day after the date of the execution of this Agreement if the Effective Time is delayed for 60 days or more for any reason. Notwithstanding the foregoing, any delay in providing complete information about the Companies and the Shareholders as requested by Parent in order to make the required filings under the HSR Act (as defined in Section 3.5 hereof) with the U.S. Department of Justice and the Federal Trade Commission shall extend the 45-day and 60-day deadlines set forth herein by the number of calendar days, commencing on the 10th day after the date of execution of this Agreement, which are taken by the Companies or the Shareholders, as the case may be, to supply all the information requested by Parent as necessary, in the opinion of counsel for the Parent, to make such filings.

  (b) If, as a result of the allocation of the Cash Consideration to the assets of the Companies pursuant to Section 7.8 hereof, the Shareholders recognize gain taxable as ordinary income for federal income tax purposes in excess of $500,000, then Parent shall pay to the appropriate Shareholders an amount equal to 16.18% of the total recognized gain taxable as ordinary income for federal income tax purposes.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

  Except as set forth in the disclosure schedule delivered by the Companies to Parent and Parent Sub prior to the execution of this Agreement (the "Companies Disclosure Schedule"), which shall identify exceptions by specific section references, the Companies hereby represent and warrant to Parent as follows:

  SECTION 3.1 Organization and Qualification. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Companies Material Adverse Effect. Each Company has no subsidiaries, and there are no partnerships or joint venture arrangements or other business entities in which such Company owns an equity interest. The Companies Disclosure Schedule sets forth in Section 3.1 a complete and accurate list of the jurisdictions in which each Company is qualified to do business as a foreign corporation.

  SECTION 3.2 Articles of Incorporation and By-Laws. Each Company has heretofore furnished to Parent complete and correct copies of the Articles of Incorporation and By-Laws of such Company, in each case as amended or restated to date. Each Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws, all of which are in full force and effect.

  SECTION 3.3 Capitalization. (a) The equity capitalization of each Company is as set forth in Section 3.3 of the Companies Disclosure Schedule. All Shares are validly issued, fully paid and nonassessable.

  (b) Other than the Shares, there are not now, and at the Effective Time there will not be, any (i) shares of capital stock or other equity securities of any Company outstanding or (ii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any Company, or agreements, understandings or arrangements to which any Company is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of any Company. There are no restrictions on transfer, voting trusts, proxies or other agreements, arrangements or understandings to which any Company is a party or by which any Company is bound with respect to any shares of capital stock of any Company. All transactions in securities of any Company effected by any Company have been effected in compliance with all applicable laws and regulations and after disclosure to the other parties to such transactions of all material facts regarding the Companies.

  SECTION 3.4 Authority. Each Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Company. The execution and delivery of this Agreement by each Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of each Company has determined that the consideration to be received by its shareholders in the relevant Merger is fair to the holders of such Company's Common Stock from a financial point of view and resolved to recommend that the shareholders of such Company approve and adopt this Agreement and approve such Merger. This Agreement has been duly executed and delivered by each Company and, assuming the due authorization, execution and delivery hereof by Parent and Parent Sub, constitutes the legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

  SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each Company do not, and the performance by such Company of its obligations hereunder will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of such Company, (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to such Company or by which any of its properties or assets are bound, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of such Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company is a party or by which such Company or any of its properties or assets is bound.

  (b) The execution and delivery of this Agreement by each Company do not, and the performance by such Company of its obligations hereunder will not, require such Company to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any governmental or regulatory authority, agency, court or commission, domestic or foreign (collectively, "Governmental Entities"), based on any Law or other requirement of any Governmental Entity in effect as of the date of this Agreement, except under the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for the filing and recordation of appropriate merger documents as required by the laws of the states of Louisiana, Arkansas and Delaware.

  SECTION 3.6 Permits; Compliance. As of the date of this Agreement, each Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), all of which are in full force and effect, and there is no action, proceeding or investigation pending or, to the knowledge of such Company, threatened regarding suspension, modification, amendment or cancellation of any of the Company Permits, except for such failures to possess, suspensions, modifications, amendments and cancellations which would not, individually or in the aggregate, have a Companies Material Adverse Effect. Each Company is and its business is conducted in compliance with (a) all Laws applicable to such Company or by which its properties or assets are bound or subject and (b) all Company Permits, except for such failures to be in such compliance which would not, individually or in the aggregate, have a Companies Material Adverse Effect.

  SECTION 3.7 Financial Statements. Each Company has delivered to Parent true, correct and complete copies of its balance sheets, income statements and statements of cash flow as of and for the years ended December 31, 1991, 1992 and 1993, together with the report thereon of such Company's independent certified public accountants, and of such Company's unaudited balance sheet, income statement and statement of cash flows as of and for the period ended March 31, 1994. Each of such financial statements as of and for the years ended December 31, 1991, 1992 and 1993 (including, in each case, any related notes) (a) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein), and (b) fairly presents the financial position of such Company as of the respective dates thereof and its results of operations and cash flows for the periods indicated. The financial statements (including any related notes) for the period ended March 31, 1994 (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein and except that such statements omit footnote disclosure as permitted by applicable regulations), and (ii) fairly present the financial position of such Company as of the date thereof and its results of operations and cash flows for the period then ended (subject to normal and recurring year-end adjustments).

  SECTION 3.8 Absence of Certain Changes or Events. Except as specifically provided in this Agreement, during the period commencing January 1, 1994, each Company has conducted its business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any properties or assets of such Company which resulted or is reasonably likely to result in a Companies Material Adverse Effect; (b) any change by such Company of its accounting methods, principles or practices; (c) with the exception of the Special AAA Distribution, any declaration, setting aside or payment of dividends or distributions in respect of shares of such Company's Common Stock or any redemption, purchase or other acquisition of any of such Company's securities; (d) any increase in the benefits under, the establishment or amendment of, or the entering into, any Benefit Plan (as defined in Section
3.14 hereof); (e) any increase in the compensation payable or to become payable to any director or officer of such Company; or (f) a Companies Material Adverse Effect or any changes or events or developments which, individually or in the aggregate, have resulted or are reasonably likely to result in a Companies Material Adverse Effect.

  SECTION 3.9 Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of any Company, threatened against any Company or any properties or rights of any Company (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations in which the damages, individually or in the aggregate, are not reasonably expected to exceed $100,000 and no equitable relief is being sought), and no Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of any Company, continuing investigation by, any

Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

  SECTION 3.10 Indebtedness. The Companies Disclosure Schedule sets forth an accurate and complete list of each instrument which evidences or sets forth the terms of indebtedness for borrowed money of any Company (including any indebtedness of any other person or entity that is guaranteed, directly or indirectly, by any Company), all constituent documents related to such indebtedness or guarantee and the aggregate principal amount thereof, outstanding as of June 25, 1994. The Companies have made available to Parent a correct and complete copy of each such instrument and document. Each such instrument or document is in full force and effect and no Company is in default thereunder nor, to the knowledge of any Company, is any other party to any such instrument or document in default thereunder nor, to the knowledge of any Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of a party thereto to terminate such instrument or document, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (a) as to which requisite waivers or consents have been obtained or (b) which is curable and has been cured within any applicable period for cure permitted under such instrument or document. The Companies Disclosure Schedule also sets forth an accurate and complete list of all contracts and other agreements and arrangements (which were not entered into in the ordinary course of business) pursuant to which any Company has agreed to indemnify or exonerate any person with respect to any matter (the "Indemnity Contracts") and a brief description thereof, and the Companies have delivered to Parent a correct and complete copy of each such Indemnity Contract. To the knowledge of each Company, there are no circumstances which might give rise to any obligation or liability on the part of any Company to indemnify any such person under any such Indemnity Contract.

  SECTION 3.11 Contracts. The Companies Disclosure Schedule sets forth an accurate and complete list of (a) all contracts, agreements, commitments, undertakings or obligations to which any Company is a party or by which any of them or their assets or properties are bound or subject relating to the purchase of raw materials or the sale of finished products which involve the payment by or to any Company of more than $2,500,000 under any one of such contracts (measured by current unshipped balance in the case of customer orders), and (b) all other contracts, agreements, commitments, undertakings or obligations to which any Company is a party or by which any of them or their assets or properties are bound or subject (other than instruments referred to in

Section 3.10, labor agreements, employment agreements and Benefit Plans) (i) which involve the payment by or to any Company of more than $2,500,000 under any one of such contracts or group of related contracts (measured by the remaining portion to be paid thereunder) and which have a remaining term of more than 120 days and are not cancelable without penalties payable by such Company on 30 days' or less notice, or (ii) which if terminated or lost would or could reasonably be expected to have a Companies Material Adverse Effect (collectively, the "Contracts"). There have been made available to Parent correct and complete copies of all such Contracts that are in writing (including all amendments thereto, if any) and summaries of all oral Contracts. All of the Contracts are in full force and effect and no Company is in default thereunder nor, to the knowledge of any Company, is any other party to any Contract in default thereunder nor, to any Company's knowledge, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages in a material amount thereunder, except such default (A) as to which requisite waivers or consents have been obtained or (B) which has been cured within any applicable period for cure permitted under such Contract.

  SECTION 3.12 Real Property. The Companies Disclosure Schedule sets forth an accurate and complete list of the location of, and a description of the general nature of the facilities located on, each item of real property ("Real Property") owned or leased by any Company. Each of the Companies has good and indefeasible fee title to each item of Real Property owned in fee by it as of the date of this Agreement, in each case free and clear of all mortgages, deeds of trust, security interests, conditional sale agreements, easements, restrictions, encroachments and other charges or encumbrances ("Liens") except for those Liens (a) described in the Companies Disclosure Schedule, or (b) that do not materially affect the value of such Real Property or limit the ability of such Company to use such Real Property substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Companies taken as a whole. The Companies have made available to Parent a correct and complete copy of each deed, title report and title insurance policy in the possession of the Companies representing or relating to the Real Property owned in fee by any Company. The Companies Disclosure Schedule sets forth an accurate and complete list (by lessee) and summary description of all leases of Real Property to which any Company is a party. Each Company has a valid leasehold interest in each Real Property lease held by it as lessee or sublessee as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens (i) described in the Companies Disclosure Schedule, or (ii) that do not materially affect the value of such leasehold interest or limit the ability of such Company to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Companies taken as a whole. The Companies have made available to Parent a correct and complete copy of each such Real Property lease. Such Real Property leases are in full force and effect and no Company has received any notice of default thereunder which has not been remedied or waived or is aware of any event or circumstance which with the giving of notice or lapse of time or both would constitute a default thereunder. No Company has received any notice or has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by it or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

  SECTION 3.13 Personal Property. Each Company owns all personal property (including property that may be deemed to be a mix of personal property and Real Property, "Personal Property") purported to be owned by it as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens (a) described in the Companies Disclosure Schedule, or (b) that do not materially affect the value of such Personal Property or limit the ability of such Company to use such Personal Property substantially as it is currently being used and which are not otherwise material, in the aggregate, to the Companies taken as a whole. All of the Personal Property owned or leased by, and currently used or necessary for or in the operations of, any Company (i) is, in the aggregate, in such operating condition and repair as may be necessary to carry on the business of such Company as it is now conducted, subject only to ordinary wear and tear, and (ii) is sufficient, in the aggregate, for all purposes of the business of such Company.

  SECTION 3.14  Employee Benefit Plans; Labor Matters. (a)   Section 3.14 of
the Companies Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other employee benefit, deferred compensation, stock option, restricted stock or other compensation plans, programs, policies, arrangements and contracts (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained, sponsored, contributed to or required to be contributed to by any Company as of the Effective Time or within the five-year period ending on the date thereof (the "Benefit Plans"). To the knowledge of each Company, such Company has no liability or obligation with respect to any employee benefit plan, program, policy, agreement, commitment or arrangement, deferred compensation plan, program or arrangement, compensation plan or payroll arrangement which is not a Benefit Plan. With respect to each Benefit Plan, the Companies have made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) the current text and agreement for such Benefit Plan, (iii) each trust agreement relating to such Benefit Plan, (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan qualified under Section 401(a) of the Code.

  (b) No Company nor any person under common control with any Company, within the meaning of Section 4001 of ERISA, maintains or contributes to as of the Effective Time, or has at any time prior to the Effective Time maintained or contributed to a Benefit Plan subject to Title IV of ERISA or a multi-employer benefit plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

  (c) With respect to the Benefit Plans, no event has occurred and, to the knowledge of any Company, there exists no condition or set of circumstances, in connection with which any Company could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law which would have or could reasonably be expected to have a Companies Material Adverse Effect.

  (d) Each Company has made available to Parent all collective bargaining or other labor union contracts to which such Company is a party applicable to persons employed by such Company and no collective bargaining agreement is being negotiated by any Company. The Companies Disclosure Schedule sets forth an accurate and complete list of all such contracts and agreements. There is no pending or, to the knowledge of any Company, threatened labor dispute, strike or work stoppage against any Company which may interfere with the business activities of such Company. To the knowledge of each Company, neither such Company nor its representatives or employees has committed any unfair labor practices in connection with the operation of the business of such Company, and there is no pending or threatened charge or complaint against such Company by the National Labor Relations Board or any comparable state agency.

  (e) Each Company has made available to Parent (i) copies of all agreements with officers or directors of such Company; (ii) copies of all agreements of such Company with consultants who are individuals obligating such Company to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of such Company who have executed a non-competition, employment or non-disclosure agreement with such Company; (iv) copies of all severance agreements, programs and policies of such Company with or relating to its employees; and (v) copies of all plans, programs, agreements and other arrangements of such Company with or relating to its employees which contain change-in-control provisions. The Companies Disclosure Schedule sets forth an accurate and complete list of all such agreements, programs, policies, plans or other arrangements.

  (f)  Except as provided in the agreements referred to in clause (i) of
Section 3.14(e) hereof or as otherwise required by Law, (x) no Benefit Plan provides retiree medical or retiree life insurance benefits to any person and
(y) no Company is contractually obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment.

  SECTION 3.15 Taxes. (a) Each Company has timely filed or will timely file all returns and reports required to be filed by such Company with any taxing authority with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of such Company, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid,
(c) adequate provision will be made prior to the Closing Date on the books of such Company for all liabilities for Taxes shown to be payable on such returns or reports that are due on or after the Closing Date, (d) as of the date hereof, no deficiency for any Taxes has been asserted or assessed by a taxing authority against any Company and there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of any Company and
(e) all liabilities for Taxes of any Company that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 3.7 hereof have been paid or adequately reserved for on such financial statements. The Companies have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.

  SECTION 3.16 Undisclosed Liabilities. Except as and to the extent set forth in each Company's balance sheet as of December 31, 1993, at December 31, 1993, such Company did not have, and since such date such Company has not incurred, except as specifically provided in this Agreement or in the ordinary course of business, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that would be required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or that, individually or in the aggregate, could reasonably be expected to have a Companies Material Adverse Effect.

  SECTION 3.17  Insurance.   Section 3.17 of the Companies Disclosure Schedule
sets forth all existing insurance policies held by each Company relating to the business, officers, directors, assets, employees or agents of such Company indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and of a scope customary for persons engaged in businesses and having assets similar to those of such Company. The Companies Disclosure Schedule identifies each insurance policy of the Companies with respect to which premiums payable are determined from the amount of actual claims paid by the insurer during the policy year ("Retrospective Policies"). With regard to any such Retrospective Policy, the Companies Disclosure Schedule sets forth an accurate and complete list of the dollar amount of each actual claim made under such Retrospective Policy for each of the last two full policy years (or such shorter period as such policy has been in existence) and the amounts of the premiums paid by any Company in respect of such Retrospective Policy for such policy years (or such shorter period).

  SECTION 3.18 Opinion of Financial Advisor. The Companies have received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on the date of this Agreement to the effect that the Cash Consideration to be received by the holders of shares of each Company's Common Stock in the relevant Merger is fair, from a financial point of view, to the shareholders of each such Company.

  SECTION 3.19 Brokers. No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company or Shareholder.

  SECTION 3.20 Environmental Matters. Each Company is in substantial compliance with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances and all Laws with regard to record-keeping, notification and reporting requirements respecting Hazardous Substances. For purposes of this Section 3.20, "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have or result in a Companies Material Adverse Effect.

  Each Company is not subject to any order or decree of and has not, within the past five (5) years, received any notice from any Governmental Entity with respect to any alleged violation by or remedial obligation of such Company under any applicable environmental or health or safety Laws, which would have a Companies Material Adverse Effect.

  The term "Hazardous Substances" means, collectively, contaminants, pollutants, toxic or hazardous chemicals, petroleum products, polychlorinated biphenyls and asbestos.

  SECTION 3.21 Intellectual Property. Each Company owns or has valid, binding, enforceable and adequate rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, other proprietary intellectual property rights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use or necessary in connection with its business without any conflict with the rights of others, except for such conflicts that have not had and are not reasonably likely to have a Companies Material Adverse Effect. No Company has received any notice from any other person pertaining to or challenging the right of such Company to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to it, except with respect to rights the loss of which, individually or in the aggregate, have not had and are not reasonably likely to have a Companies Material Adverse Effect.

  SECTION 3.22 Disclosure. This Agreement, the Companies Disclosure Schedule and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of any Company in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

  SECTION 3.23 Miscellaneous. (a) Other than trade payables and trade receivables arising in the ordinary course of business, there is no indebtedness existing between any Company and Parent or between any Company and Parent Sub.

  (b)  No Company is an investment company as defined in Sections
368(a)(2)(F)(iii) and (iv) of the Code.

  (c) No Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                                  ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

   Each Shareholder, severally and not jointly, represents and warrants to Parent and Parent Sub as follows:

  SECTION 4.1 Ownership of Stock. (a) In Section 3.3 of the Companies Disclosure Schedule is a list that sets forth for such Shareholder, (i) the number of shares of any class of capital stock of each Company that such Shareholder owns, (ii) such Shareholder's principal address and (iii) such Shareholder's marital status, if applicable.

  (b) Such Shareholder is the sole lawful record and beneficial owner of, and has good and valid title to, the Shares listed in Section 3.3 of the Companies Disclosure Schedule opposite such Shareholder's name, free and clear of all liens encumbrances, equities, restrictions and claims of every kind.

  (c)  The Shares set forth opposite such Shareholder's name in such Section
3.3 constitute all the issued and outstanding shares of capital stock of the Companies owned by such Shareholder.

  (d) There are no outstanding contractual obligations or rights of such Shareholder to purchase or otherwise acquire, whether from the Companies or from any other shareholder or otherwise, or to sell or otherwise dispose of, any shares of capital stock or other ownership interests, or securities convertible into or exchangeable or exercisable for shares of capital stock or other ownership interests, of any Company.

  SECTION 4.2 Valid Agreement. (a) This Agreement has been duly executed and delivered by, and assuming the due authorization, execution and delivery hereof by Parent, Parent Sub and the Companies constitutes the legal, valid and binding obligation of, such Shareholder, and is enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

  (b) No approval, consent, registration, authorization or permit of, and no filing or notification with, any person not a party to this Agreement, including Governmental Entities, is required to be obtained or made by such Shareholder as a condition precedent for the execution and delivery of this Agreement by such Shareholder or for the consummation by such Shareholder of the transactions contemplated by this Agreement or the performance by such Shareholder of his, her or its obligations hereunder.

  (c) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his or its obligations hereunder will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of any Company, (ii) conflict with, breach or violate any Law in effect as of the date of this Agreement and applicable to such Shareholder or by which any of his, her or its properties or assets are bound, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of his, her or its properties or assets is bound.

  SECTION 4.3 Shareholders Consent. Such Shareholder has previously consented and agreed to the resolutions of each Company, the form of which is contained in Exhibit B hereto.

  SECTION 4.4 Disclosure. (a) Such Shareholder and John A. Dean (the "Purchaser Representative") have been provided with and have reviewed copies of the reports and financial statements provided to the Companies pursuant to
Section 5.6 hereof and the other documents set forth in Section 4.4 of the Companies Disclosure Schedule (including a copy of the opinion of Merrill Lynch referred to in Section 3.18 hereof) and have attended one or more meetings at which representatives of the Company, Merrill Lynch and counsel to the Company and the Shareholders have made presentations concerning this Agreement and the Mergers (all such written materials, including this Agreement and the Exhibits and Schedules hereto, and such presentations are hereinafter referred to as the "Disclosure Information") and no person has made any representations or warranties of any kind or nature to induce such Shareholder to enter into this Agreement except as set forth in the written Disclosure Information. Such Shareholder acknowledges that L. David Myatt received additional information with respect to Parent in connection with the negotiation of the transactions contemplated hereby. The Purchaser Representative has served as such Shareholder's financial advisor in connection with such Shareholder's consideration of this Agreement and the Mergers and Parent is entitled to treat any delivery of Disclosure Information to the Purchaser Representative or review of Disclosure Information by the Purchaser Representative as if such delivery or review was being made to or by such Shareholder.

  (b)  Such Shareholder and the Purchaser Representative have   reviewed
carefully the terms of this Agreement and the information furnished to such Shareholder (including the Disclosure Information) to the extent each such person deems necessary to be fully informed with respect thereto.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB

  Except as set forth in the disclosure schedule delivered by Parent and Parent Sub to the Companies prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific section references, Parent and Parent Sub hereby jointly and severally represent and warrant to the Companies that:

  SECTION 5.1 Organization and Qualification. Each of Parent and Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Parent Material Adverse Effect. The Parent Disclosure Schedule sets forth in Section 5.1 a complete and accurate list of the jurisdictions in which Parent is qualified to do business as a foreign corporation.

  SECTION 5.2 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Companies a complete and correct copy of the Certificate of Incorporation and the By-Laws, as amended or restated to date, of Parent. Neither Parent nor Parent Sub is in violation of any of the provisions of its Certificate or Incorporation or By-Laws, all of which are in full force and effect.

  SECTION 5.3 Capitalization. The authorized capital stock of Parent consists of 37,500,000 shares of common stock, $1.00 par value ("Parent Common Stock"). As of June 30, 1994: (a) 27,338,746 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-Laws or any agreement to which Parent is a party or is bound; (b) 6,696 shares of Parent Common Stock were held in the treasury of Parent; and (c) 1,056,184 shares of Parent Common Stock were reserved for future issuance pursuant to stock options issued to certain officers, employees and other persons. The authorized capital stock of Parent Sub consists of 100 shares of Parent Sub Common Stock, all of which are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants or other rights (including registration rights), agreements, restrictions on transfer, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of, or other equity interests in, Parent or obligating Parent to grant, issue or sell any shares of the capital stock of, or other equity interests in, Parent, by sale, lease, license or otherwise, except (i) as disclosed in the Parent SEC Reports (as defined in Section 5.6 hereof) or otherwise as set forth in this Section
5.3 and (ii) for Parent's existing stock option plans as so described to the extent stock options thereunder have not yet been granted.

  SECTION 5.4 Authority. Each of Parent and Parent Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent and Parent Sub. The execution and delivery of this Agreement by Parent and the consummation by Parent and Parent Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Parent Sub and, assuming the due authorization, execution and delivery hereof by the Companies and the Shareholders, constitutes the legal, valid and binding obligation of Parent and Parent Sub enforceable against Parent and Parent Sub in accordance with its terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

  SECTION 5.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance by Parent and Parent Sub of their obligations hereunder will not,
(i) conflict with, breach or violate the Certificate of Incorporation or By-Laws of Parent or Parent Sub, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Parent, Parent Sub or any of Parent's other subsidiaries or by which any of their respective properties or assets is bound or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent, Parent Sub or any of Parent's other subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Parent, Parent Sub, or any of Parent's other subsidiaries is a party or by which Parent, Parent Sub, or any of Parent's other subsidiaries or any of their respective properties or assets is bound.

  (b) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance by Parent and Parent Sub of their respective obligations hereunder will not, require Parent or Parent Sub to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any Governmental Entities, based on any Law or other requirement of Governmental Entities in effect as of the date of this Agreement, except for the filing and recordation of appropriate merger documents as required by Delaware, Arkansas and Louisiana law and under (i) the applicable requirement, if any, of the HSR Act and (ii) applicable federal and state securities laws.

  SECTION 5.6 Reports; Financial Statements. (a) Copies of all reports, registration statements and other filings, together with any amendments thereto, filed by Parent with the Securities and Exchange Commission (the "SEC") since January 1, 1992 through the date of this Agreement (the "Parent SEC Reports"), have been heretofore delivered to the Companies by Parent. As of the respective dates of their filing with the SEC, the Parent SEC Reports complied, and all such reports, registration statements and other filings to be filed by Parent with the SEC prior to the Effective Time will comply, in all material respects with the

Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder, and did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports and in any such reports, registration statements and other filings to be filed by Parent with the SEC prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the SEC.

  SECTION 5.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or as specifically provided in this Agreement, since January 1, 1994, no event has occurred that could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 5.8 Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material
Adverse Effect), nor is there any judgment, order, writ, injunction,   decree
or award of any Governmental Entity or arbitrator to which Parent or any of its subsidiaries is subject that has had or could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 5.9 Undisclosed Liabilities. Except as set forth in the Parent SEC Reports, at December 31, 1993, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, except as specifically provided in this Agreement or in the ordinary course of business, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

  SECTION 5.10 Environmental Matters. Parent is in substantial compliance with all applicable Laws relating to pollution control and environmental contamination including, but not limited to, all Laws governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances and all Laws with regard to record-keeping, notification and reporting requirements respecting Hazardous Substances. For purposes of this Section 5.10, "substantial compliance" shall mean compliance, except to the extent that failure to comply would not have or result in a Parent Material Adverse Effect.

  Except as disclosed in the Parent SEC Reports, Parent is not subject to any order or decree of and has not, within the past five (5) years, received any notice from any Governmental Entity with respect to any alleged violation by or remedial obligation of Parent under any applicable environmental or health or safety Laws, which would have a Parent Material Adverse Effect.

  SECTION 5.11 Opinion of Financial Advisor. Parent has received a written opinion of J.P. Morgan & Co., Incorporated on the date of this Agreement with respect to the Mergers in form and substance satisfactorily to Parent.

  SECTION 5.12 Brokers. No broker, finder or investment banker (other than J.P. Morgan & Co., Incorporated), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Parent Sub.

                                   ARTICLE 6

                                   COVENANTS

  SECTION 6.1 Affirmative Covenants. (a) Prior to the Effective Time, unless otherwise specifically provided in this Agreement or consented to in writing by Parent or Specialty II on behalf of the Companies and the Shareholders, each Company and Parent shall:

    (i) operate its business to the extent commercially reasonable only in the usual and ordinary course consistent with past practices; provided, however, that, subject to Section 11.2 hereof, the Companies may pay their fees and expenses incurred in connection with the Mergers; and

    (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers.

  (b) Prior to the Effective Time, the Companies shall have provided to the Shareholders such additional information, if any, as is necessary so that the Companies and their officers and directors shall have satisfied their disclosure obligations under applicable state law with respect to this Agreement and each Merger. For all purposes of this Agreement, any such additional information shall be deemed to be Disclosure Information and the Companies shall provide a list and a brief description of such information to Parent prior to the Closing Date.

  SECTION 6.2 Negative Covenants of the Companies. Except as specifically provided in this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, each Company shall not do any of the following:

  (a) (i) increase the compensation payable or to become payable to any director or officer; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of such Company as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee (other than employment agreements entered into with the consent of Parent, which consent shall not be unreasonably withheld); or (iii) establish, adopt, enter into, or amend, any Benefit Plan except as may be required by applicable Law;

  (b) except as necessary to discharge the Special AAA Distribution or to distribute funds to the Shareholders in amounts not in excess of 43% of the net income of such Company for the period beginning on May 25, 1994 and ending on the Closing Date, declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

  (c) (i) except as specifically set forth in Section 3.3 of the Companies Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations;
(ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

  (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, (i) any shares of its capital stock (including shares held in treasury) except upon the exercise of any rights, warrants, options or securities convertible into or exercisable or exchangeable for any such shares outstanding on the date hereof, or (iii) any rights, warrants, options or convertible or exchangeable securities;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

  (f) except as set forth in Section 6.2(f) of the Companies Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

  (g) initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Companies Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or otherwise with respect to a Companies Competing Transaction, or agree to or endorse any Companies Competing Transaction, or authorize or permit any of the officers, directors or employees of such Company or any investment banker, financial advisor, attorney, accountant or other representative retained by such Company to take any such action;

  (h) propose or adopt any amendments to its Articles of Incorporation or By-Laws;

  (i) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, and in no event in excess of $1,750,000; provided, however, that the foregoing shall in no way prohibit the Credit Line Apportionment;

  (j) (i) change any of its methods of accounting in effect at December 31, 1993, (ii) make or rescind any express or deemed election relating to Taxes,
(iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy (except where the amount of such settlements or compromises, individually or in the aggregate, does not exceed $2,000,000), or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1993, except, in the case of clause (i) or (ii) as may be required by Law or generally accepted accounting principles;

  (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on such Company or substantially less advantageous to such Company than arrangements, agreements or contracts to which such Company is a party on the date hereof; or

  (l)  agree in writing or otherwise to do any of the foregoing.

  SECTION 6.3 Negative Covenants of Parent. Except as specifically provided in this Agreement or otherwise consented to in writing by Specialty II on behalf of the Companies and the Shareholders, from the date of this Agreement until the Effective Time, Parent shall not do any of the following:

  (a) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

  (b) effect or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization ; or

  (c)  agree in writing or otherwise to do any of the foregoing.

  SECTION 6.4 Access and Information. (a) Subject to confidentiality agreements to which any Company is a party, which agreements are listed on Schedule 6.4 hereto, the Companies shall (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Companies and to the books and records thereof, (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Companies (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent and
(iii) furnish promptly to Parent financial statements for each fiscal quarter ending subsequent to March 31, 1994 and prior to the Effective Time which shall comply with generally accepted accounting principles consistently applied with the principles used in the financial statements delivered pursuant to Section
3.7 hereof and shall fairly present the financial position of such Company as of the respective dates thereof and its results of operations and cash flow for the periods indicated.

  (b) Parent shall (i) afford to the Companies (on their own behalf and on behalf of the Shareholders) and their officers, directors, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Companies Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Companies and the Companies Representatives such information concerning the business, properties, contracts, records and personnel of Parent or its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Companies.

  SECTION 6.5 Confidentiality. The parties shall comply with all of their respective obligations under the Confidentiality Agreement.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

  SECTION 7.1  Appropriate Action; Consents; Filings.   (a)  The Companies, the
Shareholders and Parent shall use their or its reasonable commercial efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this

Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Shareholders or the Companies in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Mergers, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under the HSR Act or any other applicable Law and Parent and the Companies shall cooperate in connection with the making of all such filings; provided, however, that Parent shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Order (as defined in
Section 7.2(b) hereof) that would (A) prohibit or restrict the ownership or operation by Parent or Parent Sub of any portion of the business or assets of Parent, any of its subsidiaries or the Companies; (B) compel Parent, Parent Sub or the Companies to dispose of or hold separate any portion of the business or assets of the Companies; or (C) impose any limitation on the ability of Parent
or the Surviving Corporation or any of their respective   Affiliates or
subsidiaries to own or operate the business and operations of the Companies. Each of Parent and Specialty II (on behalf of the Companies and the Shareholders) shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel in writing, all the information relating to the other parties and any of their respective subsidiaries or Affiliates which are to appear in any filing to be made with, or written materials to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information as advised by independent counsel in writing, the Companies and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

  (b) The Companies and Parent shall cooperate and use their or its reasonable commercial efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of one or more of the Mergers or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.

  (c) The Companies and Parent shall (i) give any notices to third parties, and use their or its reasonable commercial efforts to obtain all third party consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Mergers; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  SECTION 7.2 Public Announcements. Unless otherwise required by applicable Law, Parent on the one hand and the Companies on the other hand shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Mergers and shall not issue any such press release or make any such public statement prior to such consultation.

  SECTION 7.3 Indemnification of Directors and Officers. (a) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now or who has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of any of the Companies (each, an "Indemnitee" and, collectively, the "Indemnitees") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based on or arising out of the fact that such person is or was such an officer or director, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time other than any such costs, expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation based on any action of or any failure to act by such director or officer with respect to any shareholder or former shareholder of any Company or any of his or its legal representatives, successors or heirs (including with respect to this Agreement, the Mergers or the other transactions contemplated hereby), including with respect to their ownership, acquisition or disposition of Shares (collectively, the "Indemnified Liabilities"). Parent and the Surviving Corporation shall be entitled to participate in and, to the extent that they may wish, to assume the defense of any action with respect to any Indemnified Liabilities, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if any Indemnitee believes, based upon the written advice of independent counsel, that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnitee to be represented by separate counsel, or if Parent or the Surviving Corporation shall fail to assume responsibility for such defense, such Indemnitee may retain counsel reasonably satisfactory to Parent who will represent such Indemnitee, and Parent and the Surviving Corporation shall pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received to the fullest extent permitted by applicable law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware
General Corporation Law.  The   Indemnitees and Parent and the Surviving
Corporation shall cooperate with each other and use all reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without the written consent of Parent, which consent shall not be unreasonably withheld. Any Indemnitee wishing to claim indemnification under this Section 7.3, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent (but the failure to be so notified by an Indemnitee shall not relieve Parent from any liability that it may have under this Section 7.3 except to the extent such failure prejudices Parent). Parent and the Surviving Corporation shall be required to pay for only one law firm selected by the Indemnitees as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnitees as described in the written advice of independent counsel.

  (b) Nothing in this Section 7.3 shall give rise to any right to indemnification for the malfeasance or willful misfeasance of any person. This
Section 7.3 is intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and his representatives.

  SECTION 7.4 Obligations of Parent in Respect of Parent Sub. Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

  SECTION 7.5 Companies Employees Benefits. Until the second anniversary of the Closing Date, Parent shall cause the Surviving Corporation not to take any action that would result in any reduction in the benefits currently payable to any employee of any Company under any Benefit Plan, except to the extent required by applicable law. Notwithstanding the foregoing, at any time after the Closing Date, Parent may cause the Surviving Corporation to modify any Benefit Plan or the accrual of benefits thereunder, or to terminate any Benefit Plan or the accrual of benefits thereunder and enroll the employees of the Surviving Corporation into an equivalent employee benefit plan of Parent, so long as the aggregate benefits the employees of the Surviving Corporation would receive under the employee benefits plans that they would be enrolled in after such actions are at least substantially equivalent to the aggregate benefits such employees were receiving prior to such actions. If all Benefit Plans are modified or terminated as provided in the immediately preceding sentence, the obligations of Parent set forth in the first sentence of this Section 7.5 shall terminate.

  SECTION 7.6 Indemnity Against Shareholder Liability for Companies' Debt. At the Effective Time, Parent shall enter into agreements with L. David Myatt and Dennis M. Myatt, Jr. to indemnify them, their heirs, successors and assigns against any liability on or payments under any guaranty by either of them of the Companies' obligations to the Companies' lenders, such indemnity to be substantially in the form of Exhibit C hereto (the "Indemnity Agreement").

   SECTION 7.7 Purchase of Scrip Dividend Notes. Immediately after the Effective Time, Parent shall purchase the Scrip Dividend Notes from the Shareholders for their full face value plus accrued interest to the Closing Date, such purchase to be pursuant to an assignment of each such note substantially in the form of Exhibit D hereto (the "Note Assignment") which shall be executed by the parties immediately prior to the Effective Time.

  SECTION 7.8 Reporting of Allocation of Purchase Price. For federal income tax reporting purposes and in accordance with the provisions of Section 1060 of the Code, the Companies and Parent, prior to the Effective Time, shall agree on a cost allocation associated with the assets of the Companies. Once a cost allocation has been agreed upon, Parent Sub and the Companies shall prepare and file asset acquisition statements on Internal Revenue Service Form 8594, or any similar form, with their federal income tax returns for the taxable year that includes the Closing Date based upon the agreed allocation.

  Section 7.9 Employment Agreements. On the Closing Date, Parent shall enter into agreements with L. David Myatt and Dennis M. Myatt, substantially in the form of Exhibits E and F hereto, respectively (the "Employment Agreements").

  Section 7.10 Arbitration. The parties hereto shall use their reasonable commercial efforts to enter into prior to the Closing Date an arbitration agreement to resolve disputes relating to, or arising under, this Agreement.

  SECTION 7.11 Environmental Matters. Within 20 business days of the date hereof, the Companies shall deliver to Parent a letter setting forth the procedures followed in determining the matters set forth below and the persons conducting such procedure. Such letter also shall, with respect to each
Company:

  (a) Set forth Environmental Permits held by such Company, the Environmental Permits required for the operation of the business of such Company under applicable Environmental Laws and whether or not such Company is in compliance with the terms and conditions of the Environmental Permits held by it.

  (b) State whether or not the consummation of the transactions contemplated by this Agreement will (i) require such Company to provide notice to or obtain approval from any Governmental Entity or take any other action to enable such Company to continue to hold the Environmental Permits held by it and to comply with the terms and provisions thereof and of applicable Environmental Laws or
(ii) will require the Company to obtain any new Environmental Permit in order to operate the business of such Company.

  (c) Whether or not there is pending against such Company or, to the knowledge of such Company, any predecessor of such Company, any civil, criminal or administrative action, suit, complaint, notice of violation, demand, judgment, order, lien, proceeding or hearing or regulatory investigation (collectively, "Environmental Actions"), based on or related to an Environmental Permit held by such Company or an Environmental Law.

  (d) Whether or not such Company or, to the knowledge of such Company, any predecessor of such Company, has received any notice of, or has any knowledge of, any past, present or future events, conditions, circumstances, activities, actions, agreements or plans that could reasonably be expected to prevent, interfere with, or increase the costs of, compliance with an Environmental Permit held by such Company or any renewal thereof or an applicable Environmental Law.

  (e) Whether or not any Hazardous Substance is, or at any time has been, present on, in, under or above Company Premises or the real property adjacent (within 200 feet) to the Company Premises.

  (f) Whether or not any Company Premises is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any state or local list of sites requiring investigation or clean-up.

  (g) Whether or not such Company or, to the knowledge of such Company, any predecessor of such Company, has received from any Governmental Entity any requests for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or clean-up of any threatened or actual release pursuant to CERCLA or any equivalent state law.

  (h) Whether or not there is any polychlorinated biphenyls or asbestos present on any Company Premises.

  (i) Whether or not any governmental lien has attached to any property owned by such Company and whether any governmental actions have been taken or are in process that could subject any such property to any such liens and whether or not such Company is required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by such Company or in any deed to any real property owned by such Company.

  (j) Whether or not storage tanks and associated piping located on or under any Company Premises that are subject to any Environmental Laws are in compliance with such Laws and whether or not such storage tanks and associated piping, whether above ground or underground, are in sound condition or are leaking.

  (k)  A list of sites to which such Company has transported drums for disposal.

  (l)  A list of all Toll Converters as of the date of the letter.

  The Companies will cooperate with Parent in connection with the preparation of such letter and the procedures followed in arriving at the matters contained in such letter. It is understood that the statements contained in such letter will be based upon the procedures followed and set forth therein and, of necessity, will be made to the knowledge of the signatories of such letter based on such procedures. It is further understood that nothing contained in such letter will give rise to any right on the part of Parent not to proceed with the transactions contemplated by this Agreement or give rise to any liability of any Shareholder or any Company to Parent or any affiliate of Parent.

  As used herein "Environmental Permits" means permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws for the operation of the business of any Company; "Toll Converter" means any third party which, under contract with any Company and for and on behalf of such Company, processes or otherwise works with or modifies any product of such Company for subsequent sale by such Company; "Company Premises" means real property which any Company currently or within the last five years has owned or leased or on which any Company has conducted operations. "Environmental Laws" means any applicable federal, state, or local laws, rules or regulations, orders or decrees relating to the prevention of pollution or protection of human health and the environment.

                                   ARTICLE 8

                               CLOSING CONDITIONS

  SECTION 8.1 Conditions to Obligations of Each Party Under this Agreement. The obligations of each party hereto to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) which is in effect or which is pending and which has a reasonable probability of making the Mergers illegal or otherwise prohibiting consummation of the Mergers or which imposes any material restrictions on Parent or Parent Sub with respect to their business operations either prior to or subsequent to the Mergers.

  (b) Government Approvals; HSR Act. All authorizations, consents, orders or approvals of, or declarations, registrations, or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Mergers shall have been obtained, filed or occurred. The waiting period applicable to consummation of the Mergers under the HSR Act shall have expired or been terminated without any indication by the Federal Trade Commission or the U.S. Department of Justice that it intends to take any further action with respect thereto.

  (c) Shareholder Approval. The approval of this Agreement by the holders of the Shares in accordance with applicable law and the Articles of Incorporation and By-laws of each Company shall not have been modified, amended or rescinded.

  (d) Consummation of Stock Exchange Agreement. The exchange of shares of Parent Common Stock for all outstanding shares of common stock, no par value, of Westland Oil Company, Inc. ("Westland), contemplated by that certain Stock Exchange Agreement dated the date hereof by and among Parent and the shareholders of such company shall have been consummated.

  SECTION 8.2 Additional Conditions to Obligations of Parent. The obligations of Parent and Parent Sub to effect the Mergers are also subject to the following conditions unless waived by Parent:

  (a) Representations and Warranties. The representations and warranties of the Companies and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (without regard to any qualification of such representations or warranties as to any person's knowledge), except that those representations and warranties which address matters only as of a particular date shall only need to remain true and correct as of such date; provided, however, that the failure of such representations and warranties to be true and correct in all material respects on the appropriate dates shall not be a condition to Parent's obligations to effect the Mergers unless such failures in the aggregate could reasonably be expected to result in Damages (as defined in Section 10.2) in excess of $4,000,000. Parent shall have received a certificate of the President and Chief Financial Officer of each of the Companies and a certificate of each Shareholder to such effect.

  (b) Agreements and Covenants. Each of the Companies and Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by any of them at or prior to the Effective Time. Parent shall have received a certificate of the President and Chief Financial Officer of each of the Companies and a certificate of each Shareholder to such effect.

  (c) Consents and Approvals. All material consents, approvals, authorizations and waivers required to be obtained to consummate the Mergers and the other transactions contemplated hereby shall have been obtained.

  (d) Opinion of Counsel. Cook, Yancey, King & Galloway, counsel to the Companies, shall have delivered to Parent its opinion, dated as of the Closing Date and addressed to Parent substantially in the form of Exhibit G hereto.

  (e) Credit Line Apportionment. The terms of the agreements pursuant to which the Credit Line Apportionment is to be consummated shall be reasonably satisfactory to Parent; provided, however, that the foregoing condition shall be deemed satisfied if the Credit Line Apportionment (i) works a separation of the existing credit line such that each Company's liability in respect of the debt which is affected by the Credit Line Apportionment corresponds in all material respects to the amount of its existing intercompany liability in respect of funds drawn by such Company and the other obligors under the debt which is affected by the Credit Line Apportionment prior to the Credit Line Apportionment and (ii) is upon commercially reasonable terms.

  (f) All Mergers. All conditions precedent to the obligations of the Companies to consummate the Mergers shall have been satisfied or waived.

  (g) Agreements. The relevant parties (other than Parent) shall have executed the Indemnity Agreements, the Employment Agreements and the Note Assignments.

  (h) Corporate Proceedings. All corporate and other proceedings required to be taken on the part of each Company to authorize and carry out this Agreement shall have been taken.

  SECTION 8.3 Additional Conditions to Obligations of the Companies. The obligations of the Companies to effect the Mergers are also subject to the following conditions unless waived by the Companies:

  (a) Representations and Warranties. The representations and warranties of Parent and Parent Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (without regard to any qualification of such representations and warranties as to any person's knowledge), except that those representations and warranties which address matters only as of a particular date shall only need to remain true and correct as of such date; provided, however, that the failure of such representations and warranties to be true and correct in all material respects on the appropriate dates shall not be a condition to the obligations of the Companies to effect the Mergers unless such failures in the aggregate could reasonably be expected to result in Damages in excess of $10,000,000. The Companies shall have received a certificate of the President and Chief Financial Officer of Parent to that effect.

  (b) Agreements and Covenants. Parent and Parent Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time. The Companies shall have received a certificate of the President and Chief Financial Officer of the Parent to that effect.

  (c) Corporate Proceedings. All corporate and other proceedings required to be taken on the part of Parent and Parent Sub to authorize and carry out this Agreement shall have been taken.

  (d) Opinion of Counsel. Kirkpatrick & Lockhart, counsel to Parent, shall have delivered to the Companies its opinion, dated as of the Effective Time and addressed to the Companies substantially in the form of Exhibit H hereto.

  (e) Consents and Approvals. All material consents, approvals, authorizations and waivers required to be obtained to consummate the Mergers and the other transactions contemplated hereby shall have been obtained.

  (f) Agreements. The relevant parties (other than the Shareholders and the Companies) shall have executed the Indemnity Agreements, the Employment Agreements and the Note Assignments.

  (g)  Parent Transactions.  No Parent Transaction shall have occurred.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

  (a) by mutual consent of Parent and Specialty II on behalf of the Companies and the Shareholders;

  (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Companies or Shareholders set forth in this Agreement, or if any representation or warranty of any Company or Shareholder shall have become untrue, other than breaches of representations or warranties or untrue representations or warranties that, in the aggregate, could not reasonably be expected to result in Damages in excess of $4,000,000, in either case such that any of the conditions set forth in Section 8.2 hereof would not be satisfied (a "Companies Breach"); provided, that if such Companies Breach is curable by the Companies or any Shareholder through the exercise of their, its, her or his reasonable commercial efforts and so long as the Companies or such Shareholder continue to exercise such reasonable commercial efforts, Parent may not terminate this Agreement under this Section 9.1(b);

  (c) by Specialty II on behalf of the Companies and the Shareholders, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, other than breaches of representations or warranties or untrue representations or warranties that, in the aggregate, could not reasonably be expected to result in Damages in excess of $10,000,000, in either case such that any of the conditions set forth in
Section 8.3 hereof would not be satisfied (a "Parent Breach"); provided, that if such Parent Breach is curable by Parent through the exercise of its reasonable commercial efforts and so long as Parent continues to exercise such reasonable commercial efforts, the Companies may not terminate this Agreement under this Section 9.1(c);

  (d) by either Parent or Specialty II on behalf of the Companies and the Shareholders, if there shall be any Order which has become final and nonappealable except if the party seeking to terminate this Agreement pursuant to this Section 9.1(d) has not complied with its obligations under Section 7.2(b) hereof; or

  (e) by either Parent or Specialty II on behalf of the Companies and the Shareholders, if the Mergers shall not have been consummated before 90 days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Parent or Specialty II on behalf of the Companies and the Shareholders to a date not later than 120 days after the date hereof, if the Mergers shall not have been consummated as a result of the Companies, the Shareholders or Parent having failed to receive all required regulatory approvals or consents with respect to the Mergers or as a result of the entering of an Order.

  The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, agents or other representatives, whether prior to or after the execution of this Agreement.

  SECTION 9.2 Effect of Termination. Except as provided in Section 10.6 hereof, in the event of the termination of this Agreement pursuant to Section
9.1 hereof, there shall be no liability on the part of Parent, Parent Sub or the Companies or any of their respective officers, directors, agents or other representatives or any of the Shareholders and all rights and obligations of any party hereto shall cease, except that (a) the provisions of Section 6.5 shall survive any such termination, and (b) nothing herein shall relieve any party of any liability for any breach of this Agreement.

  SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 9.4 Waiver. At any time prior to the Effective Time, Parent or Specialty II on behalf of the Companies and the Shareholders, as appropriate, may (a) extend the time for the performance of any of the obligations or other acts of the Companies, the Shareholders, Parent or Parent Sub, as the case may be, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them and (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

  SECTION 10.1 Survival. All claims for damages made by the parties hereto by virtue of the representations, warranties, covenants and agreements herein or in any certificate or document furnished pursuant hereto shall be made under, and subject to the limitations set forth in, this Article 10. The representations and warranties set forth and contained in Article 4 shall survive indefinitely after the Effective Time. No other representations and warranties in this Agreement shall survive the Effective Time. Only the covenants and agreements contained in this Agreement which by their terms must survive the Effective Time shall survive the Effective Time.

  SECTION 10.2  Indemnification by the Shareholders.   Each Shareholder shall,
severally and not jointly, indemnify, defend, save and hold harmless Parent against and in respect of all claims, losses, expenses (including, without limitation, attorneys' fees and disbursements) and damages (all such amounts being hereinafter sometimes referred to as "Damages") incurred by Parent relating to any misrepresentation or breach of any representation or warranty made by such Shareholder in Article 4 or in any certificate or document furnished by such Shareholder in connection with such Article.

  SECTION 10.3 Indemnification Based on Disclosure Obligations. (a) The Shareholders shall, jointly and severally, indemnify, defend, save and hold harmless Parent and its officers, directors and controlling persons (as defined in the Exchange Act) and the Surviving Corporation (the "Parent Indemnities") against and in respect of any claim made by any Shareholder based on any untrue statement of a material fact (or alleged untrue statement of a material fact) contained in the Disclosure Information or the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading, unless any such statement (or alleged statement) or omission (or alleged omission) was made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information.

  (b) Parent shall indemnify, defend, save and hold harmless each Shareholder against and in respect of any claim made by such Shareholder that any statement in the Disclosure Information made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information was an untrue statement of a material fact or that any omission from the Disclosure Information made in reliance upon and in conformity with information specifically furnished by Parent or its representatives for use in the Disclosure Information was an omission of a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading.

  (c) The Shareholders shall have no right to seek contribution from the Companies or Parent in the event that they are required to make any payments under this Article 10. Each Shareholder shall have the right to seek contribution from each other Shareholder in the event that he or it is required to make any payments under Section 10.3(a); provided, however, that such right of contribution shall be based solely upon the relative aggregate amounts that the Shareholders received on account of the Mergers.

  SECTION 10.4 Claims Against Indemnified Parties. (a) L. David Myatt has been designated as the representative of the Shareholders (the "Shareholders Representative") to whom claims or demands upon Shareholders for indemnification under Section 10.3(a) shall be made and who shall have certain rights and responsibilities as set forth herein.

  (b) If any Parent Indemnitee or any Shareholder (an "Indemnified Party") believes that it or he has suffered or incurred or may suffer or incur any Damages under this Article 10, such Indemnified Party shall so notify either the Shareholders through the Shareholders Representative, the relevant Shareholder or Parent (the "Indemnifying Party"), as appropriate, with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 10.4 shall not affect any of such party's rights under this Article 10 except to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

  (c) With respect to claims or demands by third parties, following receipt of notice pursuant to Section 10.4(b) hereof, the Indemnifying Party shall have the right at his, its or their own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Shareholders Representative, the relevant Shareholder or Parent, as the case may be, and approved by the Indemnified Party which approval shall not be unreasonably withheld. Any such undertaking of the defense of any such claims or demands by or on behalf of the Indemnifying Party shall be an acknowledgment and agreement that such claim or demand, if true, constitutes indemnifiable Damages. In the event that the Indemnifying Party shall fail to give notice of its, his or their intention to undertake the defense of any such claim or demand within 30 days after receiving notice that it has been asserted or threatened, the Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise.

  (d) If an Indemnified Party believes it or he has incurred Damages which are subject to indemnification under this Article 10 and do not involve a third party claim or demand, it or he shall forward notice thereof to either the Shareholders Representative, the relevant Shareholder or Parent as specified in
Section 10.4(b) hereof, and shall state the amount of Damages it or he believe it or he has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than 30 days after receipt of a Damages Notice from an Indemnified Party, the Indemnifying Party shall deliver or cause to be delivered to the Indemnified Party either a notice accepting such claim for Damages or a notice that the Indemnifying Party disputes such claim for Damages. A notice by the Shareholders Representative accepting a claim for Damages under Section 10.3(a) shall be binding on all of the Shareholders. A failure to provide notice disputing a claim for Damages within 30 days of receipt of a Damages Notice shall be deemed acceptance of the relevant claim by the relevant Indemnifying Party.

  SECTION 10.5 Fees and Expenses. Notwithstanding any other provision in this Agreement, in the event of any dispute or controversy governed by this Article 10, the prevailing party in such dispute shall, in addition to any other remedies such prevailing party may obtain in such dispute, be entitled to recover from the other parties thereto all of its or his reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its or his rights hereunder.

  SECTION 10.6  Fraud; Willful Breach.  Any limitations set forth in this
Article 10 on the right of any party hereto to indemnification hereunder shall not apply to the extent that Damages are incurred by such party as the result of fraud or the willful breach of any representation, warranty or covenant by another party to this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

  SECTION 11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to a party at one of the following addresses (or at such other address for a party as shall be specified by like notice) or sent to a party by electronic transmission to the telecopier number specified below:

  (a)  If to Parent or Parent Sub:

     Quaker State Corporation
     255 Elm Street
     Oil City, Pennsylvania 16301
     Attention:  Herbert M. Baum
     Telecopier No.:  (814) 676-7920

   with a copy to:

     Kirkpatrick & Lockhart
     1500 Oliver Building
     Pittsburgh, PA  15222
     Attention:  Charles J. Queenan, Jr., Esq.
     Telecopier No.:  (412) 355-6501

  (b)  If to the Companies or the Shareholders:

     Specialty Oil Company, Inc.-II
     2740 Valley View Drive
     Shreveport, Louisiana 71108
     Attention:  Mr. L. David Myatt, President
     Telecopier No.:  318-683-4300
   with a copy to:

     Cook, Yancey, King & Galloway
     1700 Commercial National Tower
     Shreveport, Louisiana 71120-2260
     Attention:  Jerald R. Harper, Esq.
     Telecopier No.:  318-227-2606

  SECTION 11.2 Fees and Expenses. All out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Companies in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the closing of the transactions contemplated hereby shall be paid by the Companies or, if unpaid as of the Effective Time, shall be paid by Parent to the extent that such expenses have been previously disclosed to Parent in accordance with the letter agreement dated as of the date hereof between the Companies and Parent.

  SECTION 11.3  Certain Definitions. For purposes of this Agreement, the term:

  (a) "Affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

  (b)  "Companies Competing Transaction" means any of the following involving a
Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such Company, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of such Company;
(iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of such Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing.

  (c) "Companies Material Adverse Change" or "Companies Material Adverse Effect" means any change or effect or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect or any combination of any of the foregoing that is materially adverse to (i) the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Companies, taken as a whole, or (ii) the ability of any Company or the Shareholders to perform its or their obligations hereunder or to consummate the transactions contemplated hereby.

  (d) "Confidentiality Agreement" refers to the letter agreements executed by the Parent and the Companies on August 3, 1994.

  (e) "Credit Line Apportionment" means a transaction or transactions by which the current existing debt under the Credit, Security and Guaranty Agreement dated June 25, 1993, by and between Specialty I, Specialty II, Specialty III (the "Specialty Companies"), Westland, L. D. Myatt, Dennis M. Myatt, Jr., and Commercial National Bank of Shreveport, and all amendments to such agreement, in the approximate amount of $30,000,000, which is a joint and several obligation of the Specialty Companies and Westland is converted to several obligations of the Companies on the one hand and Westland on the other based upon the current debt allocable to each such company.

  (f) "Knowledge" or "known" means, with respect to any matter in question, if an executive officer of any Company or Parent, as the case may be, has actual knowledge of such matter or should have had knowledge of such matter if he or she had performed his or duties as such in the manner required by applicable law.

  (g) "Parent Material Adverse Effect" means any effect or any development that, insofar as can reasonably be foreseen, is likely to result in any effect or any combination of any of the foregoing that is materially adverse to (i) the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Parent and its subsidiaries, taken as a whole or
(ii) the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  (h) "Parent Transaction" means any of the following involving Parent: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of Parent Common Stock; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any group having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Parent Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing, other than in all such cases any such transactions disclosed to Specialty II prior to the date hereof.

  (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

  (j) "Scrip Dividend Notes" shall mean the notes evidencing the Special AAA Distribution.

  (k) "Special AAA Distribution" means the distributions declared by the Boards of Directors of Specialty I and Specialty II on July 7, 1994, payable to each such Company's shareholders of record on July 7, 1994, and in the total amounts set forth in Section 3.3 of the Companies Disclosure Schedule.

  (l) "Subsidiary" or "subsidiaries" of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  (m) "Tax" or "Taxes" means any and all taxes, charges, fees and levies payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

  SECTION 11.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Parent Sub or any Company acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Mergers or
(b) otherwise carry out the purposes
of this Agreement, Parent Sub and its officers and directors and the former directors and officers of each Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or any Company or otherwise to take any and all such actions.

  SECTION 11.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 11.7 Entire Agreement. This Agreement (together with the Exhibits, Schedules, and certificates and documents referred to herein) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  SECTION 11.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

  SECTION 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 7.3 hereof), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  SECTION 11.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

  SECTION 11.12 Agent. The Companies and the Shareholders acknowledge the appointment of Specialty II through its duly authorized officers as their joint and several agent in accordance with the terms of the Agreement and they shall be bound by any action taken or failure to act by Specialty II as such agent which conforms with the requirements of this Agreement, regardless of whether any such Company or Shareholder agrees with such action or failure to act. The Shareholders hereby acknowledge that none of them shall have any claim, cause of action or other right against Specialty II as a result of or in connection with any action taken or failure to act by Specialty II which conforms with the requirements of this Agreement.

  SECTION 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Parent, Parent Sub, the Companies and the Shareholders have as of the date first written above executed this Agreement.

                                                QUAKER STATE CORPORATION


                                           By: /s/ Herbert M. Baum
                                              ---------------------
                                             Name:
                                             Title:

          SO ACQUISITION CORP.


          By: /s/ Conrad A. Conrad
              --------------------
            Name:
            Title:

          SPECIALTY OIL COMPANY, INC.-I


          By: /s/ L.D. Myatt
              --------------------
            Name:
            Title:

          SPECIALTY OIL COMPANY, INC.-II


          By: /s/ L.D. Myatt
              --------------------
            Name:
            Title:


          SPECIALTY OIL COMPANY, INC.-III


          By: /s/ L.D. Myatt
              --------------------
            Name:
            Title:


          SPECIALTY OIL COMPANY, INC.-IV


          By: /s/ L.D. Myatt
              --------------------
            Name:
            Title:


          /s/ L.D. Myatt
              --------------------
          L. DAVID MYATT


          /s/ Margaret T. Myatt
              --------------------
          MARGARET TENNEY MYATT

          /s/ Dennis M. Myatt
              -------------------------
          DENNIS M. MYATT, JR.


          /s/ Mary Anne McClendon Myatt
              -------------------------
          MARY ANNE MCCLENDON MYATT


          /s/ Dennis M. Myatt
              -------------------------
          Dennis M. Myatt, Jr., in his capacity
          as Trustee of the "LDM FAMILY TRUST 1,"
          a trust created under the laws of the
          State of Louisiana on October 8, 1992


          /s/ Dennis M. Myatt
              -------------------------
          Dennis M. Myatt, Jr., in his capacity
          as Trustee of the "LDM FAMILY TRUST 2,"
          a trust created under the laws of the
          State of Louisiana on October 8, 1992


          /s/ Sarah Myatt O'Dom
              -------------------------
          Sarah Myatt O'Dom, in her capacity as
          Trustee of the "DMM FAMILY TRUST," a
          trust created under the laws of the
          State of Louisiana on March 26, 1992


          /s/ Dennis Manly Myatt, III
              -------------------------
          DENNIS MANLY MYATT, III


          /s/ Elizabeth Victoria O'Dom
              -------------------------
          ELIZABETH VICTORIA O'DOM


          /s/ William Henry O'Dom
              -------------------------
          WILLIAM HENRY O'DOM


          /s/ Richard Myatt O'Dom
              -------------------------
          RICHARD MYATT O'DOM


          /s/ Lori McCallister O'Dom
              -------------------------

     LIST OF OMITTED EXHIBITS AND SCHEDULES - AGREEMENT AND PLAN OF MERGER

Omitted Exhibits:
- - ----------------
A.  Listing of Shareholders of Acquired Companies
B.  Actions by Consent of Shareholders of Acquired Companies
C. Indemnity Agreement as to Certain Shareholders with Respect to Guaranties of Acquired Companies' Debt
D.  Note Assignment as to Scrip Dividend Note
E.  Employment Agreement with L. D. Myatt
F.  Employment Agreement with D. M. Myatt
G.  Opinion of Counsel - Cook, Yancey, King & Galloway
H.  Opinion of Counsel - Kirkpatrick & Lockhart

Omitted Schedules:
- - -----------------
Company Disclosure Schedule:

Section 3.1 List of Partnership or Joint Venture Interests; List of Jurisdictions in which Acquired Companies are Qualified to do Business

Section 3.3 Equity Capitalization and Stockholder Ownership of the Acquired Companies; List of Distributions

Section 3.5     List of Required Filings and Third Party Consents to
                Transaction

Section 3.8     List of Distributions to Shareholders and Other Changes

Section 3.9     List of Litigation involving the Acquired Companies

Section 3.10    List of Indebtedness of the Acquired Companies

Section 3.11    List of Contracts of the Acquired Companies

Section 3.12 List of Real Property Leases and Fee Owned Properties of the Acquired Companies

Section 3.13    List of Liens on Personal Property

Section 3.14    List of Employee Benefit Plans and Labor Matters

Section 3.17    List of Insurance Policies of the Acquired Companies

Section 3.20    Environmental Matters

Section 3.21 List of Trade Names and Trademarks and Other Intellectual Property Matters

Section 4.4     List of Information Presented to Shareholders

Section 6.2(f) List of Assets to be Purchased by Stockholders prior to Closing

Schedule 6.4 List of Current Distribution Agreements Involving the Acquired Companies


Parent Disclosure Schedule:

Section 3.1 List of Jurisdictions in which Quaker State is Qualified to do Business

Section 3.3   List of Options or Other Rights to Acquire Quaker State Common
              Stock

Section 3.5   List of Required Consents to Transaction

Section 3.7   Absence of Changes

Section 3.8   List of Certain Litigation of Quaker State


       Quaker State hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.